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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                       REGISTRATION NO. 33-54726
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 1992)

                                MICHAELS STORES, INC.

    This Prospectus Supplement supplements the resale Prospectus dated November 20, 1992 (the "Prospectus") of Michaels Stores, Inc. (the "Company") relating to shares of Common Stock, par value $.10 per share, of the Company which may be offered by the Selling Stockholders from time to time. This Prospectus Supplement is not complete without the Prospectus and may only be delivered with the Prospectus. Terms used in this Prospectus Supplement that are defined in the Prospectus are used herein as so defined.

    This Prospectus Supplement restates in its entirety the information set forth under the caption "Selling Stockholders" in the Prospectus, as set forth below:

    Douglas B. Sullivan, Executive Vice President -- Development of the Company, intends to offer and sell 173,250 shares of Common Stock covered by this Prospectus. The offer and sale will be made in ordinary broker's transactions in the NASDAQ National Market System in transactions involving ordinary and customary brokerage commissions.

    The following table sets forth certain information as of August 25, 1997, with respect to the Common Stock held by Mr. Sullivan. Mr. Sullivan is presently Executive Vice President -- Development of the Company. Within the past three years, he held the positions of President and Chief Operating Officer and Executive Vice President.

                                  NUMBER OF
         COMMON STOCK             SHARES OF            COMMON STOCK
           OWNERSHIP            COMMON STOCK             OWNERSHIP
       PRIOR TO OFFERING       OFFERED HEREBY         AFTER OFFERING
       -----------------       --------------         --------------

  NUMBER (1)   PERCENTAGE (2)                    NUMBER       PERCENTAGE(2)
  ----------   --------------                    ------       -------------

  287,337(3)           *          173,250        80,000             *

*    Less than 1% of class

(1)  Based on ownership as of August 25, 1997.

(2) Based on 28,066,626 shares of Common Stock issued and outstanding as of August 25, 1997.

(3) Includes 17,750 Shares to be acquired upon exercise of options pursuant to the Incentive Stock Option Plan, 13,000 of which are presently exercisable and 4,750 of which become exercisable on August 29, 1997; 155,500 Shares to be acquired upon exercise of options granted pursuant to the Non-Statutory Stock Option Plan, 77,750 of which are presently exercisable and 77,750 of which become exercisable on August 29, 1997; and 80,000 shares to be acquired upon exercise of options granted under the 1992 Non-Statutory Stock Option Plan, 40,000 of which are presently exercisable and 40,000 of which become exercisable on August 29, 1997. Also includes 7,337 shares of Common Stock held pursuant to the 401(k) Plan.

     Information required pursuant to the Securities Act of 1933 relating to other Selling Stockholders will be provided by Prospectus Supplement.

                                ---------------------


              THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 27, 1997